UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

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NORTHLAND CABLE PROPERTIES SEVEN LIMITED PARTNERSHIP
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November 12, 2009
Dear Limited Partner:
This letter is to remind you and provide further notice of the upcoming special meeting of limited partners of Northland Cable Properties Seven Limited Partnership (the “Partnership”) to be held on November 19, 2009 at 4:00 p.m., local time, at the Partnership’s offices in Seattle, Washington. All limited partners of record as of the close of business on September 2, 2009 are entitled to vote at that meeting on the proposed amendment to the Partnership’s Amended and Restated Agreement of Limited Partnership to extend the Partnership’s term from December 31, 2010 to December 31, 2013. Rather than attend that meeting in person, we anticipate that most, if not all, limited partners will cast their vote on this matter by way of proxy, by returning the applicable proxy card. A proxy card was included with the proxy statement that was first mailed to you on or about September 25, 2009. Please read the proxy statement to familiarize yourself with the details of the proposed amendment to the partnership agreement. You may obtain a free copy of the proxy statement and other documents the Partnership files with the SEC at the SEC’s website at www.sec.gov. You may also access a copy of the proxy statement by accessing http://www.ncpsevenproxy.com. If you are in need of another proxy card, please call or email your request to lisa@northlandco.com.
The Managing General Partner recommends that you vote to “APPROVE” the amendment to the partnership agreement, by noting that intention on the proxy card. Your vote is important, no matter how many, or how few units of limited partnership interest you own. In addition, please sign and deliver your vote on the coral colored proxy card previously sent to you prior to November 19, 2009. A self addressed, stamped envelope was enclosed in the original mailing for your convenience. Approval of the proposal is subject to the affirmative vote of the holders of a majority of the outstanding units of limited partnership interest.
If you have any questions concerning the proxy statement, please contact our Investor Relations Department at (800) 448-0273.

Northland Cable Properties Seven Limited Partnership

By:	Northland Communications Corporation,
Its Managing General Partner
/s/ RICHARD I. CLARK
Richard I. Clark
Executive Vice President